Exhibit 99.1

 Triumph Group, Inc.

NEWS RELEASE

Contact:

Sheila Spagnolo

Vice President

Phone (610) 251-1000

sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS FOURTH QUARTER

AND YEAR END FISCAL 2007 RESULTS

•                  Net sales for fiscal year 2007 increased 26% to $954.7 million

•                  Operating income in fiscal year 2007 increased 62% to $90.7 million

•                  Net income for fiscal year 2007 increased 36% to $47.1 million

•                  Year end backlog reached a new high of $1.1 billion, up 29% over prior year

Wayne, PA – May 3, 2007 – Triumph Group, Inc. (NYSE: TGI) today reported that, for the fiscal year 2007, net sales totaled $954.7 million, a twenty-six percent increase from fiscal year 2006 net sales of $760.4 million.  Net income for fiscal year 2007 increased thirty-six percent to $47.1 million, or $2.87 per diluted common share, versus $34.5 million, or $2.15 per diluted common share, for fiscal year 2006.  During this fiscal year, the company generated $47.7 million of cash flow from operations.

Net sales for the fourth quarter ended March 31, 2007 were $263.5 million, a twenty-four percent increase from last fiscal year’s fourth quarter net sales of $211.9 million.  Net income for the fourth quarter of fiscal year 2007 increased thirty percent to $14.2 million, or $0.86 per diluted common share, versus $11.0 million, or $0.68 per diluted common share, for the fourth quarter of the prior fiscal year.   During the quarter, the company generated $27.0 million of cash flow from operations.  Results for the fourth quarter of fiscal year 2007 included $0.03 per share charge related to stock-based compensation.

Prior year period segment results have been changed to classify certain revenue and costs from the Aftermarket Services segment to the Aerospace Systems segment for the operation of Triumph Fabrications-Phoenix and Triumph Fabrications-Fort Worth due to the fact that most of their product line has been transitioned to aerospace OEM products.  The transitioning of these business units resulted in the shift of approximately $6.6 million in revenue and $2.4 million in operating loss for the quarter ended March 31, 2006, previously reported in the Aftermarket Services segment, to the Aerospace Systems segment.  Segment results have been adjusted to reflect these changes.

- More -

The Aerospace Systems segment reported net sales for fiscal year 2007 of $750.9 million, compared to $600.0 million for the prior fiscal year, an increase of twenty-five percent.  For the fourth quarter of fiscal year 2007, the segment’s net sales increased twenty-three percent to $206.9 million from $168.8 million for the prior fiscal year period.  Operating income for fiscal year 2007 was $101.6 million, compared to $66.0 million for the prior fiscal year, an increase of fifty-four percent.  For the quarter, operating income increased fifty-six percent to $30.2 million versus $19.4 million for the prior fiscal year quarter.  Organic sales growth for the fiscal year 2007 was sixteen percent.

The Aftermarket Services segment reported net sales for fiscal year 2007 of $206.3 million, compared to $164.0 million for the prior fiscal year, an increase of twenty-six percent.  For the fourth quarter of fiscal year 2007, the segment’s net sales increased thirty percent to $57.2 million from $44.0 million for the prior fiscal year period.  Operating income for fiscal year 2007 was $8.4 million, compared to $4.6 million for the prior fiscal year, an increase of eighty-three percent.  For the quarter, operating income increased 496 percent to $1.6 million versus $0.3 million for the prior fiscal year quarter.  Organic sales growth for the fiscal year 2007 was fourteen percent.  Operating costs in excess of revenue associated with the new Thailand maintenance and repair facility was $0.9 million for the quarter and $3.4 million for the fiscal year 2007.  In addition, the fourth quarter of fiscal 2007 included a charge of $1.2 million related to a change in the method of accounting for power by the hour contracts.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “Triumph had an excellent fiscal year 2007.  Continued improvement in both our OEM and aftermarket markets resulted in strong growth in revenue, operating income and earnings across our core businesses. Our record level of backlog is a clear indication of the success of our products and strategy and provides us with strong momentum heading into fiscal 2008 and beyond.”

In commenting on the outlook for fiscal year 2008, Mr. Ill said, “We expect to see continued growth in customer demand across our operations in fiscal year 2008.  We project sales in the range of $1.1 billion to $1.2 billion and earnings per share for the fiscal year of $3.60 to $3.80.”

As previously announced, Triumph will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2007 fourth quarter and year-end results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast.  An audio replay will be available from May 4th until May 11th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1072694.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including commercial and regional airlines, air cargo carriers, as well as original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future product and service development, the aerospace market conditions, financial performance, revenue and earnings growth and sales and earnings results for fiscal 2008.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2006.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 7 PAGES

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
CONDENSED STATEMENTS OF INCOME	2007	2006	2007	2006

Net Sales	$263,450	$211,870	$954,735	$760,421

Operating Income	25,295	15,937	90,653	56,087

Interest Expense and Other	3,714	3,074	14,468	12,519
Charge for Early Extinguishment of Debt	0	0	5,088	0
Income Tax Expense	7,355	1,908	24,026	9,053

Net Income	$14,226	$10,955	$47,071	$34,515

Earnings Per Share - Basic:

Net Income	$0.87	$0.69	$2.90	$2.17

Weighted average common shares outstanding - Basic	16,377	15,952	16,220	15,920

Earnings Per Share - Diluted:

Net Income	$0.86	$0.68	$2.87	$2.15

Weighted average common shares outstanding - Diluted	16,599	16,126	16,413	16,060

Dividends declared and paid per common share	$0.04	$0.00	$0.12	$0.00

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	March 31,	March 31,
	2007	2006
Assets
Cash	$7,257	$5,698
Accounts Receivable, net	174,526	147,780
Inventory	307,665	235,878
Deferred Income Taxes	10,481	6,868
Prepaid Expenses and Other	6,805	4,894
Current Assets	506,734	401,118

Property and Equipment, net	294,479	237,325
Goodwill	342,881	272,737
Intangible Assets, net	69,919	49,424
Other	17,261	14,179

Total Assets	$1,231,274	$974,783

Liabilities & Stockholders’ Equity

Accounts Payable	$103,164	$73,995
Accrued Expenses	78,192	68,488
Income Taxes Payable	2,081	5,195
Current Portion of Long-Term Debt	5,702	8,078
Current Liabilities	189,139	155,756

Long-Term Debt, less current portion	310,481	153,339
Deferred Income Taxes and Other	104,291	101,985

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,469,617 and 16,027,324 shares issued	16	16
Capital in excess of par value	278,177	260,124
Treasury Stock, at cost, 0 and 18,311 shares	0	(455)
Accumulated other comprehensive income (loss)	(120)	(162)
Retained earnings	349,290	304,180
Total Stockholders’ Equity	627,363	563,703

Total Liabilities and Stockholders’ Equity	$1,231,274	$974,783

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

SEGMENT DATA

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006

Net Sales:
Aerospace Systems	$206,850	$168,836	$750,852	$599,984
Aftermarket Services	57,175	44,021	206,309	164,026
Elimination of inter-segment sales	(575)	(987)	(2,426)	(3,589)
	$263,450	$211,870	$954,735	$760,421

Operating Income (Loss):
Aerospace Systems	$30,169	$19,372	$101,624	$66,016
Aftermarket Services	1,640	275	8,381	4,578
Corporate	(6,514)	(3,710)	(19,352)	(14,507)
	$25,295	$15,937	$90,653	$56,087

Depreciation and Amortization:
Aerospace Systems	$6,977	$5,727	$26,300	$23,491
Aftermarket Services	3,180	2,220	10,500	8,394
Corporate	61	48	229	153
	$10,218	$7,995	$37,029	$32,038

Capital Expenditures:
Aerospace Systems	$14,010	$7,727	$39,364	$17,428
Aftermarket Services	5,434	3,690	20,031	10,976
Corporate	111	72	299	373
	$19,555	$11,489	$59,694	$28,777

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended March 31, 2007 was $35.5 million with a margin of 13.5%.  EBITDA for the three months ended March 31, 2006 was $23.9 million with a margin of 11.3%.  EBITDA for the twelve months ended March 31, 2007 was $127.7 million with a margin of 13.4%. EBITDA for the twelve months ended March 31, 2006 was $88.1 million with a margin of 11.6%.

Management believes that EBITDA provides the reader a good measure of cash generated from the operations of the business before any investment in working capital or fixed assets.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Net Income	$14,226	$10,955	$47,071	$34,515

Add-back:
Income Tax Expense	7,355	1,908	24,026	9,053
Charge for Early Extinguishment of Debt	0	0	5,088	0
Interest Expense and Other	3,714	3,074	14,468	12,519
Depreciation and Amortization	10,218	7,995	37,029	32,038

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$35,513	$23,932	$127,682	$88,125

Net Sales	$263,450	$211,870	$954,735	$760,421

EBITDA Margin	13.5%	11.3%	13.4%	11.6%

(Continued)

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Three Months Ended March 31, 2007
		Segment Data
	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Net Income	$14,226

Add-back:
Income Tax Expense	7,355
Charge for Early Extinguishment of Debt	0
Interest Expense and Other	3,714

Operating Income (Expense)	$25,295	$30,169	$1,640	$(6,514)

Depreciation and Amortization	10,218	6,977	3,180	61

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$35,513	$37,146	$4,820	$(6,453)

Net Sales	$263,450	$206,850	$57,175	$(575)

EBITDA Margin	13.5%	18.0%	8.4%	n/a

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Twelve Months Ended March 31, 2007
		Segment Data
	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Net Income	$47,071

Add-back:
Income Tax Expense	24,026
Charge for Early Extinguishment of Debt	5,088
Interest Expense and Other	14,468

Operating Income (Expense)	$90,653	$101,624	$8,381	$(19,352)

Depreciation and Amortization	37,029	26,300	10,500	229

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$127,682	$127,924	$18,881	$(19,123)

Net Sales	$954,735	$750,852	$206,309	$(2,426)

EBITDA Margin	13.4%	17.0%	9.2%	n/a

(Continued)

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

We use “Net Debt to Capital” as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	March 31,	March 31,
	2007	2006

Calculation of Net Debt
Current Portion	$5,702	$8,078
Long-term debt	310,481	153,339
Total Debt	316,183	161,417
Less: Cash	7,257	5,698
Net Debt	$308,926	$155,719

Calculation of Capital
Net Debt	$308,926	$155,719
Stockholders’ equity	627,363	563,703
Total Capital	$936,289	$719,422

Percent of Net Debt to Capital	33.0%	21.6%

(Continued)

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measure Disclosures

The Company believes its earnings excluding the third quarter charge for the early extinguishment of debt provides financial statement users with meaningful insight into operating trends.

Reconciliation of Non-GAAP EPS to GAAP EPS:

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006

Earnings Per Share - Basic:	$0.87	$0.69	$2.90	$2.17

Third Quarter Charge for Early Extinguishment of Debt	$0.00	$0.00	$0.20	$0.00

Earnings Per Share-Basic, Excluding Charge for Early Extinguishment of Debt	$0.87	$0.69	$3.10	$2.17

Earnings Per Share - Diluted:	$0.86	$0.68	$2.87	$2.15

Third Quarter Charge for Early Extinguishment of Debt	$0.00	$0.00	$0.20	$0.00

Earnings Per Share-Diluted, Excluding Charge for Early Extinguishment of Debt	$0.86	$0.68	$3.07	$2.15

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